EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors

PRIVATEBANCORP, INC.

We consent to the incorporation, by reference, in the Registration Statements (Nos. 333-132509 and 333-43830) on Form S-8 of PrivateBancorp, Inc. filed on March 17, 2006 and August 15, 2000, respectively, of our report dated April 26, 2006, relating to the financial statements and schedules of PrivateBancorp, Inc. Savings, Retirement and Employee Stock Ownership Plan included in the December 31, 2005, Annual Report on Form 11-K of PrivateBancorp, Inc. Savings, Retirement and Employee Stock Ownership Plan.

/s/ MAYER HOFFMAN McCANN P.C.
Chicago, Illinois
June 27, 2006